Exhibit 23.3

TIMOTHY S. PECARO	BENJAMIN K. STEINBOCK	ANTONIO V. SAVONA
JOHN S. SANDERS	STEPHANIE M. WONG	JAMES R. BOND, JR., EMERITUS
MATTHEW H. LOCHTE	SANDA Y. BLANK

Consent of Bond & Pecaro, Inc.

We hereby consent for Salem Media Group, Inc. (the “Company”) to use the Bond & Pecaro, Inc. name and data from our work product as of December 9, 2022 in public filings with the Securities and Exchange Commission.

/s/ Bond & Pecaro, Inc.

December 9, 2022

Washington, D.C.

2000 PENNSYLVANIA AVE., N.W., SUITE 7000 • WASHINGTON, D.C. 20006 • (202) 775-8870

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